EXHIBIT 99.1
CHYRON EXPANDS BOARD OF DIRECTORS WITH THE ELECTION OF SUSAN CLARK-JOHNSON

MELVILLE, N.Y. – March 11, 2010 – Chyron (NASDAQ: CHYR), a leading provider of Graphics as a Service for on air, online, out of home, and mobile applications, today announced the election of Susan Clark-Johnson to its Board of Directors.

Susan Clark-Johnson is executive director of the Morrison Institute for Public Policy at Arizona State University.  She retired as President of the Gannett Newspaper Division in May, 2008 after 41 years in a variety of news and executive leadership roles with the company.

Roger Ogden, Chyron Chairman, commented “I have had the privilege of working with Sue Clark-Johnson as a close colleague and have seen her excel in senior leadership roles throughout her successful career. Her experience of the changing nature of the newspaper industry and the impact of the internet and mobile on news gathering and news distribution will prove invaluable as Chyron addresses wider media opportunities.”

Michael Wellesley-Wesley, Chyron President and CEO, commented “We are thrilled that Sue Clark-Johnson has joined the Chyron Board. Her wealth of general business experience at the highest level coupled with her specific expertise within the global media industry will help us shape the value proposition of our AXIS web-based services as we move to address a broader set of online and print opportunities beyond television. ”

Commenting on her election to the Chyron Board, Ms. Clark-Johnson said, "It's clear to me that the new Chyron is positioned for significant growth in the evolving integrated digital media environment. Chyron’s approach of creating once and publishing across multiple platforms represents the future of media. I'm delighted to be a part of that opportunity."

Prior to being named Gannett Newspaper Division President, Susan Clark-Johnson was Chairman and CEO of Phoenix Newspapers, Inc. as well as Senior Group President of Gannett's Pacific Newspaper Group with oversight responsibility for 32 companies throughout the West, including Hawaii and Guam.  During her newspaper career she worked in Niagara Falls, N.Y., Binghamton, N.Y. and Reno, NV.

In addition to her role as newspaper executive for Gannett, she also served a term as Chairwoman of the Newspaper Association of America.

She has been recognized by numerous organizations including lifetime achievement awards from The Washington Women’s Center, and the National Association of Female Executives. She was awarded the Distinguished Lifetime Achievement Award for Diversity efforts from the National Association of Minority Media Executives and the Jerry J. Wisotsky Torch of Liberty Award from the Anti-Defamation League.

She is on the board of directors of Pinnacle West Capital Corporation and a member of the Council on Foreign Relations, the Phoenix Council on Foreign Relations,   the Translational Genomics Research Institute (TGEN); and Global Institute of Sustainability at Arizona State University. She is a member of the O’Connor House board of directors and chair of its Advisory Committee on Public Policy Issues.  She is also a member of the Knight Foundation Journalism Advisory Committee.

She is a graduate of State University of New York at Binghamton, from which she also received an honorary doctorate.

The election of Susan Clark-Johnson brings the total number of Chyron Directors to seven.

About Chyron

As a pioneer of Graphics as a Service for digital video media Chyron continues to define the world of digital and broadcast graphics with Web, Mobile, HD, 3D and newsroom integration solutions. Winner of numerous awards, including two Emmys, Chyron has proven itself as a leader in the industry with sophisticated graphics offerings that include Chyron's AXIS Graphics online content creation software, HD/SD switchable on-air graphics systems, clip servers, channel branding and telestration systems, graphic asset management and XMP integration solutions, and the award-winning WAPSTR mobile phone newsgathering application, as well as digital signage. For more information about Chyron products and services please visit the Company's websites at www.chyron.com, www.chytv.com and www.axisgraphics.tv.  For the Company’s Investor Relations site, please visit www.chyron.com and click on Investors. (NASDAQ:  CHYR).

Source:  Chyron Corporation

Contact:
KCSA Strategic Communications
Marybeth Csaby, 212-896-1236
Chyron@kcsa.com

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